Exhibit 99.1  Press Release

AUGUST 17, 2000

PRESS RELEASE

From:                Massachusetts Fincorp, Inc.
Contact:             Paul C. Green, President & CEO
Corporate Office:    70 Quincy Avenue
                     Quincy, Massachusetts 02169
Telephone:           (617) 825-5555


FOR IMMEDIATE RELEASE:

                         MASSACHUSETTS FINCORP, INC.
             ANNOUNCES STOCK REPURCHASE PROGRAM AND EXECUTION OF
                 STANDSTILL AGREEMENT WITH SHAREHOLDER GROUP

      Quincy, MA - August 17, 2000 -- Massachusetts Fincorp, Inc. (OTC BB:
MAFN), holding company for Massachusetts Co-operative Bank announced its intention today to repurchase up to 5% of its outstanding shares, or up to 27,274 shares, in the open market over the next six months, commencing on or after August 21, 2000. The shares will be purchased at prevailing market prices from time to time over a six-month period, depending upon market conditions. The shares being repurchased pursuant to this stock repurchase plan are in addition to the shares being purchased to fund the Company's Stock Based Incentive Plan, which was previously announced publicly on July 26, 2000. The repurchased shares will become treasury shares available for general corporate purposes, including the issuance of shares in connection with the exercise of stock options.

      Paul C. Green, President, indicated that the Board of Directors approved the repurchase program in view of the current price level of the Company's common stock and the strong capital position of the Company and its subsidiary, Massachusetts Co-operative Bank. Green stated, "The Company is committed to enhancing shareholder value. Our growth strategy has aggressively leveraged the capital received in our December 1998 public offering, and will prepare us well for the future. Given current trading levels, we believe the repurchase is consistent with our capital management strategy and represents an attractive investment opportunity which will benefit the Company and our stockholders."

      The Company completed its conversion to a publicly owned stock company on December 21, 1998. On August 16, 2000 the Company's stock price closed at $13.00 per share. At June 30, 2000 the Company had $110.3 million in assets and stockholders' equity of $9.7 million. On that date, the Company had 545,481 shares outstanding.

      Separately, Massachusetts Fincorp, Inc. announced the execution of a standstill agreement ("Agreement") with the Jaindl Group. Mark W. Jaindl, together with William E. Schantz II and Scott E. Buck, were elected to the Company's Board of Directors at the 2000 Annual Meeting of Shareholders. Under the terms of the Agreement, the Company and Bank agreed to increase the size of the Bank's Board of Directors and add Jaindl, Schantz and Buck to the Bank' s Board. The Company will appoint one member of the group to each Board committee of the Company and the Bank. The Company has also agreed to nominate and solicit proxies for Jaindl, Schantz and Buck at the 2003 Meeting of Shareholders. Jaindl, Schantz and Buck and certain named affiliates have agreed to support the nomination of directors by the Company as well as the decisions of the majority of the Board up to and including the 2001 Annual Meeting of Shareholders. Additional conditions of the agreement call for a continuation of the review of the strategic operating plan by the investment banking firm of Keefe, Bruyette & Woods, which was initiated by management in July of this year.

      Green stated, "We are very pleased to be able to announce this agreement which confirms our interest and willingness to work with the new directors in the best interest of the Company and its shareholders, and to focus on the most important matters of creating a premier community bank and enhancing shareholder value."